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                                                             EXHIBIT 4.1 & 10.2


                       FIRST AMENDMENT TO RIGHTS AGREEMENT


         FIRST AMENDMENT TO RIGHTS AGREEMENT, dated as of May 1, 1998 (the "First Amendment") between First Financial Bancorp., an Ohio corporation (the "Company"), and the First National Bank of Southwestern Ohio (the "Rights Agent").

                               W I T N E S S E T H

         WHEREAS, the Company and the Rights Agent entered into a Rights Agreement dated as of November 23, 1993, (the "Agreement") and

         WHEREAS, the Company and the Rights Agent now agree to amend the Agreement to provide for an exchange provision.

         NOW, THEREFORE, in consideration of the premises and mutual agreements herein set forth, the parties hereby agree as follows:

         Section 1. The first line of Section 11(a)(ii) of the Agreement shall be amended to read as follows:

         "If, subject to the provisions of Section 35 below:"

         Section 2. A new Section 35 shall be added to the Agreement to read as follows:

                  "Section 35. Exchange. (a) The Board of Directors of the Company may, at its option, at any time after any Person becomes an Acquiring Person or an Adverse Person, exchange all or part of the then outstanding and exercisable Rights (which shall not include Rights that have become void pursuant to the provisions of Section 7(e) hereof) for shares of Common Stock at an exchange ratio of one share of Common Stock per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date of the adoption of this Section 35 (such exchange ratio being hereinafter referred to as the "Exchange Ratio"). Notwithstand-ing the foregoing, the Board of Directors shall not be empowered to effect such exchange at any time after any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or any such Subsidiary, or any entity organized, appointed or established by the Company holding shares of Common Stock for or pursuant to the terms of any such plan), together with all Affiliates and Associates of such Person, becomes the Beneficial Owner of 50% or more of the shares of Common Stock then outstanding.

                  (b) Immediately upon the action of the Board of Directors of the Company ordering the exchange of any Rights pursuant to paragraph
         (a) of this Section 35 and



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         without any further action and without any notice, the right to exercise such Rights shall terminate and the only right thereafter of a holder of such Rights shall be to receive that number of shares of Common Stock equal to the number of such Rights held by such holder multiplied by the Exchange Ratio. The Company shall promptly give public notice of any such exchange; provided, however, that the failure to give, or any defect in, such notice shall not affect the validity of such exchange. The Company promptly shall mail a notice of any such exchange to all of the holders of such Rights at their last addresses as they appear upon the registry books of the Rights Agent. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of exchange will state the method by which the exchange of the shares of Common Stock for Rights will be effected and, in the event of any partial exchange, the number of Rights which will be exchanged. Any partial exchange shall be effected pro rata based on the number of Rights (other than Rights which have become void pursuant to the provisions of Section 7(e) hereof) held by each holder of Rights.

                  (c) In the event that there shall not be sufficient shares of Common Stock issued but not outstanding or authorized but unissued to permit any exchange of Rights as contemplated in accordance with this
         Section 35, the Company shall take all such action as may be necessary to authorize additional shares of Common Stock for issuance upon exchange of the Rights.

                  (d) The Company shall not be required to issue fractions of shares of Common Stock or to distribute certificates which evidence fractional shares of Common Stock. In lieu of such fractional shares of Common Stock, the Company shall pay to the registered holders of the Right Certificates with regard to which such fractional shares of Common Stock would otherwise be issuable an amount in cash equal to the same fraction of the current market value of a whole share of Common Stock. For the purposes of this paragraph (d), the current market value of a whole share of Common Stock shall be the closing price of a share of Common Stock (as determined pursuant to the second sentence of Section 11(d) hereof) for the Trading Day immediately prior to the date of exchange pursuant to this Section 35."

         Section 3. The amendments set forth in Sections 1 and 2, above, shall be effective immediately after the two-for-one stock split of the Common Stock, paid June 1, 1998.

         Section 4. Except for the amendments to the Agreement contained in this First Amendment, all other provisions of the Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.



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Attest:                                         FIRST FINANCIAL BANCORP.


By: /s/ Michael R. O'Dell                       By: /s/ Stanley N. Pontius
   --------------------------                      ---------------------------
Name: Michael R. O'Dell                         Name: Stanley N. Pontius
     ------------------------                        -------------------------
Title: Sr. Vice President, CFO & Secretary      Title: President & CEO
      --------------------------------------          ------------------------


Attest:                                         THE FIRST NATIONAL BANK OF
                                                SOUTHWESTERN OHIO

By: /s/ Vaden Fitton                            By: /s/ Rick L. Blossom
   --------------------------                      ---------------------------
Name: Vaden Fitton                              Name: Rick L. Blossom
     ------------------------                        -------------------------
Title: Secretary                                Title: President & COO
      -----------------------                         ------------------------


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